Amendment to

Distribution Services Agreement

This Amendment (the “Amendment”), by and among Lincoln Financial Distributors, Inc., a Connecticut corporation (“Distributor”), and Principal Securities, Inc. (“Broker Dealer”), is effective as of April 29, 2024 (the “Effective Date”).

WHEREAS, the parties hereto entered into the Distribution Services Agreement (“Agreement”), executed and effective as of April 26, 2021; and

WHEREAS, the parties desire to amend the Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties, intending to be legally bound, agree as follows:

1.	Schedule A shall be deleted in its entirety and replaced with the amended Schedule A attached below.

2.	Unless otherwise defined in this Amendment, all terms used herein shall have the meanings they were ascribed in the Agreement.

3.	All other terms and conditions of the Agreement remain in effect and are hereby incorporated herein by reference.

4.	This Amendment may be executed in counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized representative as of the Effective Date.

Lincoln Financial Distributors, Inc.,

By: /s/ Thomas O’Neill
Name: Thomas O’Neill
Title: SVP
Date: 4/11/2024

Principal Securities, Inc.

By: /s/ Craig Spadafora
Name: Craig Spadafora
Title: Head Advisor of PSI Products & Platform
Date: 04/08/2024

SCHEDULE A

Funds

LVIP American Century Balanced Fund

LVIP American Century Capital Appreciation Fund

LVIP American Century Disciplined Core Value Fund

LVIP American Century Inflation Protection Fund

LVIP American Century International Fund

LVIP American Century Large Company Value Fund

LVIP American Century Mid Cap Value Fund

LVIP American Century Ultra Fund

LVIP American Century Value Fund

LVIP JPMorgan Core Bond Fund

LVIP JPMorgan Mid Cap Value Fund

LVIP JPMorgan Small Cap Core Fund

LVIP JPMorgan U.S. Equity Fund